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                                                                    EXHIBIT 4.16


THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY OTHER APPLICABLE SECURITIES LAWS. IT MAY NOT BE SOLD OR OTHERWISE TRANSFERRED UNDER CIRCUMSTANCES THAT WOULD RESULT IN A VIOLATION OF THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933 OR SUCH OTHER LAWS.


                             REVOLVING DEMAND NOTE
                             ---------------------

$______________________      Wilmington, Delaware    __________________, 1999

    FOR VALUE RECEIVED, the undersigned Divico, Inc. a Delaware corporation ("Maker"), promises to pay to the order of Liuco, Inc., a Delaware corporation ("Payee"), in lawful money of the United States of America, the principal sum of _________________ and ____________ 100ths Dollars ($ _____), or, if less, the aggregate outstanding principal amount of the Revolving Loans made by the Lender to the Company pursuant to this Promissory Note ("Note"). The Maker further promises to pay interest on the outstanding principal amount of the Revolving Loans from time to time in accordance with the terms of this Note .

    1.  Revolving Loans.  The Payee agrees to make loans to the Maker (each
        ----------------
a "Revolving Loan" and collectively the "Revolving Loans") from time to time upon the request of the Maker, provided that the aggregate principal amount of
                               --------
all Revolving Loans outstanding from time to time may not exceed $______. Requests for revolving Loans shall be made at least three days before the requested date for advancement of the Revolving Loan and shall specify the amount of the requested Revolving Loan and the date of the requested Revolving Loan.

    2.  Place of Payment.  All payments will be made at Payee's address at One
        -----------------
Great Valley Parkway, Malvern, Pennsylvania or such other place as the holder hereof may from time to time appoint in writing.

    3.  Payment.  The principal balance of any Revolving Loan and any
        -------
accrued interest thereon shall be due and payable on demand.

    4.  Prepayment.  This Note may be prepaid in part or in full at any time
        ----------
without premium penalty upon two days prior notice.

    5.  Costs of Collection.  The Maker will pay on demand all costs of
        -------------------
collection, legal expenses and reasonable attorneys' fees incurred or paid by the Payee in collecting or enforcing this Note.

    6.  Interest.  The Revolving Loans shall bear interest on the outstanding
        --------
principal amount thereof from time to time at a rate per annum equal to the rate of interest in effect for such day as publicly announced from time to time by Bank of America in San Francisco, California, as its "reference rate." plus one percent. Any change in the "reference rate" shall take effect at the opening of business on the day specified in the public announcement of such change. Interest and fees shall accrue during each period during which interest or such fees are computed from the first day thereof to the last day thereof. Interest shall be calculated on the basis of a year of 365 or 366 days as the case may be and the actual number of days elapsed. Notwithstanding anything contained herein to the contrary, this Note is hereby expressly limited so that in no contingency or event whatsoever, whether by acceleration of maturity of the indebtedness evidenced hereby or otherwise, shall the amount paid or agreed to be paid to Payee for the use, forbearance or detention of money exceed the highest lawful rate permissible under applicable law. If, from any circumstances whatsoever, Payee shall ever receive as interest hereunder an amount that would exceed the highest lawful rate applicable to Maker, such amount that would be excessive interest shall be applied to the reduction of the unpaid principal balance of the indebtedness evidenced hereby and not to the payment of interest, and if the principal amount of this Note is paid in full, any remaining excess shall forthwith be paid to Maker, and in such event, Payee shall not be subject to any penalties provided by any laws for contracting for, charging, taking, reserving or receiving interest in excess of the highest lawful rate permissible under applicable law.

     6. Security. This Note is secured by that certain security agreement
        --------
between Maker and Payee (the "Security Document") dated as of even date herewith.

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    9.  Waiver. Maker and each surety, endorser, guarantor, and other party now
        ------
or hereafter liable for payment of this Note, severally waive demand, presentment for payment, notice of dishonor, protest, notice of protest, diligence in collecting or bringing suit against any party liable hereon, and further agree to any and all extensions, renewals, modifications, partial payments, substitutions of evidence of indebtedness, and the taking or release of any collateral with or without notice before or after demand by Payee for payment hereunder.

    10. Costs and Attorneys' Fees.  In the event this Note is placed in the
        -------------------------
hands of any attorney for collection or suit is filed hereon or if proceedings are had in bankruptcy, receivership, reorganization, or other legal or judicial proceedings for the collection hereof, Maker and any guarantor hereby jointly and severally agree to pay to Payee all expenses and costs of collection, including, but not limited to, reasonable attorneys' fees incurred in connection with any such collection, suit, or proceeding, in addition to the principal and interest then due.

    11. Time of Essence.  Time is of the essence with respect to all of Maker's
        ---------------
obligations and agreements under this Note.

    12. Jurisdiction and Venue. THIS NOTE SHALL BE GOVERNED BY THE LAWS OF THE
        ----------------------
STATE OF DELAWARE, WITHOUT REGARD TO CHOICE OF LAW PRINCIPLES THEREOF, AND MAKER CONSENTS TO JURISDICTION IN THE COURTS LOCATED IN DELAWARE.

    13. Notice.  Notice to the Maker or Payee shall be given in accordance with
        ------
the notice provisions of the Security Agreement.

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    14.  Successors and Assigns.  All of the covenants, obligations, promises
         ----------------------
and agreements contained in this Note made by Maker shall be binding upon its successors and assigns; notwithstanding the foregoing, Maker shall not assign this Note or its performance hereunder without the prior written consent of Payee.

                                               DIVICO, INC.



                                               _________________________________
                                               Jason C. Liu
                                               Chief Financial Officer

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